                    CERTIFICATE OF DESIGNATION, PREFERENCES
                                 AND RIGHTS OF
                           SERIES C PREFERRED STOCK
                                      OF
                          JENKON INTERNATIONAL, INC.,
                            A DELAWARE CORPORATION


          (Pursuant to Section 151 of the General Corporation Law of
                            the State of Delaware)


         Jenkon International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that, pursuant to the authority contained in Article 4,
Section 2 of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock designated as Series C Preferred Stock:

         "RESOLVED, that a series of the class of authorized Preferred Stock of the Corporation be, and hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, are as follows:

               BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock, $.001 par value per share, of the Corporation, to be designated "Series C Preferred Stock", consisting of 1,208,000 shares, and to the extent that the voting powers, designations, preferences, limitations, restrictions and relative rights of the Series C Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such voting powers, designations, preferences, limitations, restrictions and relative rights as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein):

               1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "Series C Preferred Stock" and the number of shares constituting such series shall be 1,208,000. Such number of shares may be decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares of Series C Preferred Stock then outstanding or reserved for issuance.

               2. RANKING. The Series C Preferred Stock shall rank (i) senior to the Common Stock, and (ii) equal to the Series B Preferred Stock of the Corporation with respect to the payment of dividends, the distribution of assets and upon liquidation or winding up of the Corporation.

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               3.    DIVIDENDS. So long as any shares of Series C Preferred
         Stock are outstanding, the Corporation shall not, without the written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock, (i) declare or pay a dividend on, (ii) make any distribution to the holders of, or (iii) repurchase, redeem or make provisions for the purchase or redemption (whether directly or through a subsidiary) of any class or series of stock of the Corporation ranking junior or equal to the Series C Preferred Stock (other than the payment of dividends payable in securities of the Corporation which shall be governed by the provisions of Section 4(f)(i) of this Certificate of Designation).

               4. CONVERSION RIGHTS AND LIMITATIONS. The holders of the Series C Preferred Stock shall have the following conversion rights and limitations:

                     (a) SUBJECT TO STOCKHOLDER APPROVAL. No shares of Series C Preferred Stock shall be convertible into Common Stock of the Corporation unless and until the holders of a majority of the Common Stock represented and entitled to vote at a meeting of stockholders at which a quorum is present shall approve the right of the Series C Preferred Stock to so convert ("Stockholder Approval").

                     (b) SUBJECT TO POST-MERGER REVENUES OF THE CORPORATION. Additionally, no shares of Series C Preferred Stock shall be convertible into Common Stock of the Corporation unless and until the first calendar year (or part thereof) in which revenues of Multimedia K.I.D. - Intelligence in Education, Ltd., an Israeli corporation that will become a wholly-owned subsidiary of the Corporation simultaneously with the initial issuance of the shares of Series C Preferred Stock, as a stand-alone entity, shall exceed US$1,700,000.00, exclusive of revenues generated by the portion of the Corporation that constituted the Corporation prior to the contemplated merger (the "Annual Revenue Target").

                     (c) AUTOMATIC CONVERSION. Upon both Stockholder Approval and the achievement of the Annual Revenue Target, the shares of Series C Preferred Stock shall automatically convert into fully-paid and nonassessable shares of Common Stock, with identical designations, preferences and rights thereof.

                     (d) CONVERSION RATE. Each share of Series C Preferred Stock shall be converted into ten (10) shares of Common Stock, subject to adjustment in accordance with Section 4(f) below.

                     (e) MECHANICS OF CONVERSION. Upon Stockholder Approval and the achievement of the Annual Revenue Target, each holder of Series C Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock. Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is


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

         entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date (the "Conversion Date").

                     (f)     ADJUSTMENTS IN CERTAIN CUSTOMARY EVENTS.

                             (i) STOCK DIVIDENDS. In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation, then and in each such event provision shall be made so that the holders of the Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series C Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this
         Section 4 with respect to the rights of the holders of the Series C Preferred Stock.

                             (ii) RECAPITALIZATION OR RECLASSIFICATION. If the Common Stock of the Corporation shall be changed into the same or different number of shares of any class or classes of stock of the Corporation, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in the Certificate of Incorporation or these resolutions, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in the Certificate of Incorporation or these resolutions), then and in each such event the holder of shares of Series C Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series C Preferred Stock would have been converted (taking into account all accrued and unpaid dividends and interest with respect to such Series C Preferred Stock) immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

                             (iii) MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares or Common Stock of the Corporation), or the sale of all or substantially all of the Corporation's properties and assets to any other person followed by a liquidation of the Corporation, then, as a part of such transaction, provision shall be made so that each holder of a share of Series C


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

         Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property of the Corporation, or of the successor corporation resulting from such merger or consolidation, receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Corporation into which such share of Series C Preferred Stock might have been converted immediately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock of the Corporation is not an entity with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (a "constituent entity"), or an affiliate of a constituent entity. If necessary in any such case, appropriate adjustment shall be made in the application of the provisions of this
         Section 4 with respect to the rights of the holders of the Series C Preferred Stock after such transaction to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Preferred Stock) shall be applicable after that event in a manner corresponding as nearly as may be practicable in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. The above provisions shall similarly apply to successive consolidations, mergers, sales or transfers.

                             (iv) SUBDIVISION AND COMBINATION. In the event that the outstanding Common Stock shall be subdivided (by stock split or otherwise), or combined or consolidated, by reclassification or otherwise, into a different number of shares of Common Stock, the number of shares of Common Stock into which a share of Series C Preferred Stock may be converted shall be adjusted so that the holders of the Series C Preferred Stock shall have the right to convert each share of Series C Preferred Stock into the number of shares of Common Stock which such holders would have received upon such subdivision or combination if such holders had converted such shares into Common Stock immediately prior to such subdivision or combination. Any such adjustments shall become effective at the close of business on the effective date of the subdivision or combination.

                             (v) CERTIFICATE AS TO ADJUSTMENTS. In each case of an adjustment or readjustment of the number of shares of Common Stock into which a share of Series C Preferred Stock may be converted, the Corporation will furnish each holder of Series C Preferred Stock with a certificate, executed by the President and Chief Financial Officer of the Corporation showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based. The Corporation in any such instance may, and in every instance upon the request of the holders of a majority of the Series C Preferred Stock the Corporation will, cause its independent public accountants to confirm the accuracy of such adjustment or readjustment. Any adjustment so confirmed shall be for all purposes hereof conclusively be deemed to be an appropriate adjustment.


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

                     (g) TRANSFER TAXES. The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Series C Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series C Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                     (h) SHARES TO BE VALIDLY ISSUED, ETC.. The Corporation covenants that all shares of Common Stock which may be issued upon conversions of shares of Series C Preferred Stock will, upon issue, be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

                     (i) RESERVATION OF COMMON STOCK. The Corporation shall at all times from and after the date of Stockholder Approval reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               5. CANCELLATION. In the event that the Annual Revenue Target is not achieved by December 31, 2001, the shares of Series C Preferred Stock shall automatically be canceled without any further action on the part of the holders thereof or of the Corporation, and the holders of Series C Preferred Stock shall not be entitled to any rights of any sort, including, but not limited to, any rights of conversion, redemption or distribution.

               6.    REDEMPTION.

                     (a) REDEMPTION RIGHTS. Upon the occurrence of a "Redemption Event" (as defined below), the shares of Series C Preferred Stock shall be redeemable at the option of the holders thereof. The redemption price of each share of Series C Preferred Stock shall be ten dollars ($10) per share (the "Redemption Price"). The Redemption Price shall increase at a rate of fifteen percent (15%) per year from and after April 1, 2000. A holder of Series C Preferred Stock desiring to redeem its shares shall provide written notice to the Corporation at its principal office of setting forth the


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

         number of shares it wishes to redeem. The Corporation shall pay the Redemption Price to a holder of Series C Preferred Stock within five
         (5) business days after it receives such written demand.

                     (b) REDEMPTION EVENT. For purposes hereof, a "Redemption Event" shall be deemed to have occurred if:

                             (i) Stockholder Approval has not been obtained on or prior to March 31, 2000, or such later date as the holders of a majority of the Series C Preferred Stock shall agree; provided, however, that if Stockholder Approval occurs after March 31, 2000, a Redemption Event shall be deemed to occur only with respect to shares of Series C Preferred Stock with respect to which written demand for redemption shall have been made and received by the Corporation prior to the date of Stockholder Approval;

                             (ii) A receiver, liquidator or trustee of the Corporation or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than fifteen (15) days, the Corporation shall be adjudicated bankrupt or insolvent, a substantial party of the property of the Corporation shall be sequestered by court order and such order shall remain in effect for more than fifteen (15) days, or a petition to reorganize the Corporation under any bankruptcy, reorganization or insolvency law shall be filed against the Corporation and shall not be dismissed within forty-five (45) days after such filing;

                             (iii) The Corporation shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization or insolvency law, or shall consent to the filing of any petition against it under any such law; or

                             (iv) The Corporation shall make an assignment for the benefit of its creditors or consent to the appointment of a receiver, trustee or liquidator of the Corporation, or of all or any substantial part of its properties.

               7.    LIQUIDATION, DISSOLUTION OR WINDING UP.

                     (a) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), occurring before the date of Stockholder Approval, the holders of each share of Series C Preferred Stock shall be entitled to receive out of the "Available Funds" (as defined below), before any sums shall be paid or any assets distributed among the holders of shares of Common Stock and any other class of stock of the Corporation ranking junior to the Series C Preferred Stock, an amount or value (such amount or value as described immediately below is hereinafter called the "Series C Preference Price") equal to $10.00 per share of Series C Preferred Stock (subject to


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

         adjustment if the Series C Preferred Stock of the Corporation shall be changed into a different number of shares, whether by recapitalization, reclassification or otherwise, and then and in each such event the holder of shares of Series C Preferred Stock shall have the right thereafter to receive upon redemption such same amount aggregately receivable immediately prior to reorganization, reclassification or other change of the number of shares of Series C Preferred Stock apportioned among the number of shares into which such shares of Series C Preferred Stock are changed) plus in each case, any and all declared but unpaid dividends on such shares. In the event that a Liquidation occurs subsequent to the date of Stockholder Approval but prior to the date on which the Annual Revenue Target has been achieved, holders of Series C Preferred Stock will be entitled to a Series C Preference Price of $.01 per share of Series C Preferred Stock and, after payment thereof, shall participate ratably with the Common Stock in any distribution of Available Funds on an "as converted" bases. As used herein, "Available Funds" shall mean the assets of the Corporation legally available for distribution to holders of the Corporation's capital stock, whether such assets are capital, surplus, or earnings. If the Available Funds shall be insufficient to permit the payment in full to all holders of the Series C Preferred Stock the full amounts (including all dividends accrued and unpaid) to which they shall be entitled by reason of such Liquidation of the Corporation, then there shall be paid to the holders of the Series C Preferred Stock in connection with such Liquidation of the Corporation, an amount equal to product derived by multiplying the amount of Available Funds times a fraction, the numerator of which shall be the full amount to which the holders of the Series C Preferred Stock shall be entitled by reason of such Liquidation of the Corporation and the denominator of which shall be the total amount which would have been distributed by reason of such Liquidation of the Corporation with respect to the Series C Preferred Stock then outstanding had the Corporation possessed sufficient assets to pay the maximum amount which the holders of all such stock would be entitled to receive in connection with such Liquidation of the Corporation.

                                    The voluntary sale, conveyance, lease,
         exchange or transfer of all or substantially all the property or assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase of all or substantially all of the shares of any class or series of stock of the Corporation, shall not be deemed to be a Liquidation of the Corporation for the purposes of this Section 7; provided, however, if more than 50% (by value as determined in good faith by the Board of Directors) of the consideration received in a transaction by holders of the Corporation's Common Stock in such transaction consists of cash, notes payable in cash or Marketable Stock (as defined below), the transaction will be deemed to be a Liquidation for purposes of this Section. The phrase "all or substantially all" as used in this definition in reference to a class of the Corporation's capital stock means 66% or more of the aggregate outstanding amount. The phrase "all or substantially all" as used in this definition in reference to the property, business or assets of the Corporation shall mean assets of a corporation as are quantitatively vital to the operations of the Corporation and


                                       -7-
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         substantially affects the existence and purpose of the Corporation. As used herein, the term "Marketable Stock" means the Corporation's Common Stock or common stock of any corporation that is the successor to all or substantially all of the business or assets of the Corporation or of the ultimate parent of such successor, which is (or will, upon distribution thereof, be) listed or quoted on the New York Stock Exchange, the American Stock Exchange, or the Nasdaq National Market or the Nasdaq Small Cap Market.

                             The holder of any shares of Series C Preferred Stock shall not be entitled to receive any payment of the full balance owed for such shares under this Section 7 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares of Series C Preferred Stock (or an affidavit of lost certificate and such other documentation or assurances as are required by applicable law, in a form reasonably acceptable to the Corporation) and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of Series C Preferred Stock to the Corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

                             After the Series C Preference Price shall have been paid in full to the holders of the Series C Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series C Preferred Stock and available for such payment, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and any other class of stock of the Corporation ranking junior to the Series C Preferred Stock, and the holders of shares of the Series C Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

                     (b) PROPERTY. Whenever the distribution provided for herein shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

               8. VOTING RIGHTS. Except as otherwise required by applicable law, the Series C Preferred Stock shall have no voting rights prior to Stockholder Approval. If there has been Stockholder Approval but the Annual Revenue Target has not been satisfied, each share of the Series C Preferred Stock shall, except to the extent that requirements of law supersede the limitations on voting rights in the Certificate of Incorporation or these resolutions and as otherwise set forth herein, be entitled to vote, together with holders of the Common Stock of the Corporation as a single class, with respect to any questions upon which holders of Common Stock have the right to vote. Each holder of Series C Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series C Preferred Stock could be converted pursuant to the provisions of Section 4 hereof, at


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

         the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Each holder of Series C Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this Corporation.


               9. NOTICES OF RECORD DATES. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or to receive any other right, or any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series C Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least 30 days prior to the date specified in such notice on which such action is to be taken.

               10. NO REISSUANCE OF THE SERIES C PREFERRED STOCK. No share or shares of the Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series C Preferred Stock accordingly.

               11. NO SENIOR OR EQUAL SHARES. With the exception of the Series B Preferred Stock, the Board of Directors of the Corporation shall not, without the consent of the holders of a majority of the outstanding Series C Preferred Stock, create any class or series of equity security which is either senior or equal to the Series C Preferred Stock with respect to rights upon Liquidation.

               12. AMENDMENT. If any shares of Series C Preferred Stock have been issued and are outstanding, the rights, preferences and privileges of the Series C Preferred Stock may not be changed, altered or amended without the prior consent of the holders of (i) a majority of the outstanding Series C Preferred Stock, and (ii) at least eight-five percent (85%) of the outstanding Common Stock.

               13. COMMON STOCK. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shalt be vested in the Common Stock."

         IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designation, Preferences and Rights of Series C Preferred Stock to be duly executed by its President and Chief Executive Officer and attested to by its Secretary on this ____ day of December, 1999.


                                       JENKON INTERNATIONAL, INC.



                                       By:
                                          ---------------------------------
                                            Robert Cavitt, President


Attest:



----------------------------------
Cliff DeGroot, Assistant Secretary


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